ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of August , 2003 (“Agreement”) by and between Derma Sciences, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania and having its principal place of business at 214 Carnegie Center, Suite 100, Princeton New Jersey 08540 (“Derma Sciences”) and GeriCare Providers, Inc., a corporation organized under the laws of the State of Colorado and having its principal place of business at 109 Inverness Drive East, Unit B, Englewood, Colorado 80112 (“GeriCare”).

        WHEREAS, the Board of Directors of Derma Sciences deems it advisable and in the best interests of the stockholders of Derma Sciences that Derma Sciences purchase all of GeriCare’s right, title and interest to Genesis® Ointment (the “Assets”) as more fully described in Exhibit A attached hereto.

        WHEREAS, GeriCare has determined to sell, and Derma Sciences has determined to purchase, the Assets upon the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Purchase

        1.1 The Purchase. In accordance with the provisions of this Agreement, Derma Sciences will purchase the Assets from GeriCare and GeriCare will sell the Assets to Derma Sciences for the consideration set forth in Article II hereof.

        1.2 Closing. The closing of the purchase contemplated by this Agreement (the “Closing”) shall take place in accordance with Section 2.1 hereinbelow on the day on which both parties have executed this Agreement or on such other date and at such other time and place as Derma Sciences and GeriCare shall agree (such date, the “Closing Date”).

ARTICLE II

Purchase Consideration and Tender of Bill of Sale

        2.1 Purchase Price. At Closing, Derma Sciences shall pay to GeriCare, via wire transfer in accordance with GeriCare’s instructions, the sum of One Hundred Twelve Thousand Dollars ($112,000.00) and GeriCare shall execute and tender to Derma Sciences a bill of sale relative to the Assets substantially in the form attached hereto as Exhibit A and shall ship the Genesis® Ointment inventory, without additional charge, to Derma Sciences’ warehouse, Old Forge, Pennsylvania, all in accordance with the following schedule:

Event		Date

1.	The parties exchange facsimile executed copies of this August 5, 2003 Agreement, including Exhibit A (less attachments)	August 5, 2003

Event		Date

2.	Derma Sciences wires the sum of $84,000 to GeriCare	August 5, 2003

3.	GeriCare forwards to Derma Sciences via overnight courier:

(a)  duplicate executed originals of this Agreement;
(b)  executed Exhibit A with attachments; and
	(c) non-compete agreement executed by Robert Casto	August 5, 2003

4.	Derma Sciences returns an original executed copy of this August 6, 2003 Agreement to GeriCare via overnight courier	August 6, 2003

5.	Derma Sciences wires the sum of $28,000 to GeriCare	August 6, 2003

ARTICLE III

Representations and Warranties of GeriCare

        GeriCare represents and warrants to Derma Sciences as follows:

      3.1 Corporate Organization.

       (a)     GeriCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority to effect the transactions contemplated by this Agreement.

       (b)     As used in this Article III, any reference to any event, change or effect having a “Material Adverse Effect” shall mean that such event, change or effect is, individually or in the aggregate, materially adverse to the Assets or to the ability of GeriCare to consummate the transactions contemplated by this Agreement.

        3.2 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by GeriCare, nor the consummation by GeriCare of the transactions contemplated hereby, will: (i) conflict with or result in any breach of any provisions of the charter, bylaws or other organizational documents of GeriCare, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitration tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a “Governmental Entity”), other than filings with the U.S. Patent and Trademark Office necessary to transfer the trademark being transferred, (iii) to the best knowledge of GeriCare result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature relative to the Assets (“Liens”) pursuant to any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (each, a “Contract”) to which GeriCare is a party or by which the Assets may be bound or (iv) to the best knowledge of GeriCare violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to GeriCare or the Assets.

        3.3 Absence of Certain Changes or Events. Subsequent to January 1, 2003, there has not been any fact, event, circumstance or change affecting or relating to GeriCare which has had or is reasonably likely to have a Material Adverse Effect relative to the Assets.

        3.4 Litigation. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best knowledge of GeriCare, either threatened against GeriCare or with respect to which GeriCare could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which could reasonably be expected to have a Material Adverse Effect relative to the Assets; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against GeriCare having, or which, insofar as can reasonably be foreseen, in the future may have a Material Adverse Effect relative to the Assets.

        3.5 No Default. GeriCare is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) GeriCare’s charter or bylaws, or (b) to the best knowledge of GeriCare: (i) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to the Assets or (ii) any Contract to which GeriCare is a party or by which GeriCare or the Assets may be bound which breaches, violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect relative to the Assets. GeriCare has, and is in compliance with, all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable it to manufacture, or contract for the manufacture of, market, sell and distribute the Assets and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (A) would render legally impermissible the transactions contemplated hereby or (B) could reasonably be expected to have a Material Adverse Effect relative to the Assets.

        3.6 Intellectual Property. GeriCare owns, licenses or otherwise has such rights to use, sell, license or dispose of all intellectual property rights, including without limitation all patent rights, trademarks, trademark applications, trade names, copyrights, copyright registrations, technology, know-how, trade secrets, proprietary processes and formulae as are material to the Assets (collectively, “Intellectual Property”).

       (a)     GeriCare has the right to bring actions for the infringement of its rights to the Intellectual Property necessary to protect such rights with such exceptions as could not reasonably be expected to have in the aggregate a Material Adverse Effect relative to the Assets; and the consummation of the transactions contemplated hereby will not: (i) give rise to any right of termination, amendment, renegotiation, cancellation or acceleration with respect to any license or other agreement to use, sell, license or dispose of such Intellectual Property which could reasonably be expected to have in the aggregate a Material Adverse Effect relative to the Assets, or (ii) in any way impair any currently existing right of GeriCare to use, sell, license or dispose of or to bring any action for the infringement of any of the rights of GeriCare to the Intellectual Property or any portion thereof.

       (b)     None of the former or present employees, officers or directors of GeriCare holds any right, title or interest, directly or indirectly, in whole or in part, in or to the Intellectual Property and GeriCare does not license from any present or, to GeriCare’s knowledge, former employees, officers or directors of GeriCare the Intellectual Property. GeriCare is not a party to any employment contract, patent disclosure agreement or any other contract or agreement with any employee of GeriCare relating to the Intellectual Property.

       (c)     Each license and other agreement with respect to the use of the Intellectual Property is a valid, legally binding obligation of GeriCare and, to the best knowledge of GeriCare, all other parties thereto, enforceable in accordance with its terms, with such exceptions as could not reasonably be expected to have in the aggregate a Material Adverse Effect relative to the Assets and except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and GeriCare is not in breach, violation or default thereof (and no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, violation or default or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration under any such license or agreement), and GeriCare has no reason to believe that any other party to any such license or other agreement is in breach, violation or default thereof, other than, in each case, such breaches, violations and defaults as could not reasonably be expected to have in the aggregate a Material Adverse Effect relative to the Assets.

    (d)        The sale of the Intellectual Property sold by GeriCare does not and will not violate any license or agreement between GeriCare and any third party or, to the knowledge of GeriCare, infringe on the rights of any person; except as previously disclosed, there is no pending or, to the best knowledge of GeriCare, threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of the Intellectual Property nor, to the best knowledge of GeriCare, is there a valid basis for any such claim or litigation.

        3.7 Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with or the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Derma Sciences

        Derma Sciences represents and warrants to GeriCare as follows:

        4.1 Organization. Derma Sciences is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Derma Sciences is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary.

        4.2 Authority Relative to This Agreement. Derma Sciences has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Derma Sciences and the consummation by Derma Sciences of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Derma Sciences are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Derma Sciences and constitutes a valid and binding agreement of Derma Sciences enforceable in accordance with its terms.

ARTICLE V

Liability Relative to the Assets

        5.1 Liability. Anything herein contained to the contrary notwithstanding, GeriCare shall assume and maintain responsibility for all claims and liabilities relative to the Assets, of whatsoever nature, which accrue prior to the date hereof. Without limiting the generality of the foregoing, such claims and liabilities shall include, but shall not necessarily be limited to, claims and liabilities incident to returns, rebates, refunds, product liability, breach of contract and breach of warranty. GeriCare shall indemnify and save harmless Derma Sciences, together with its employees, agents, successors and assigns, from and against any such claims and liabilities.

ARTICLE VI

Additional Agreements

      6.1 Non-competition and Nondisclosure.

       (a)     GeriCare covenants and agrees that it (i) will not, either directly or indirectly, enter into or engage in the Business (as defined below) in any locality whatsoever for a period of five years from and after the date of this Agreement; and (ii) will hold in confidence and not make use of, or disclose, divulge, transmit or cause to be disclosed, divulged or transmitted, to any third party at any time any Confidential Information (as defined below) that it possesses relating to the Business until such time as such Confidential Information becomes generally available to the public, provided that such public knowledge was not caused by a breach of this Agreement or disclosure by GeriCare or GeriCare’s representatives. Notwithstanding clause (ii) above, Confidential Information may be disclosed by GeriCare (A) pursuant to a court order issued by a court of applicable jurisdiction or (B) to GeriCare’s professional advisors, provided such advisors agree to maintain in strict confidence the confidentiality of any Confidential Information disclosed to them. The term “Business” means the manufacturing and/or distribution of a product which is in any way competitive with the Genesis Ointment or Derma Sciences’ Dermagran® line of products. The term “Confidential Information” means all information in any way related to the Assets, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all copies and embodiments thereof (in whatever form or medium). GeriCare will cause Robert Casto to commit to observe the terms of the foregoing non-competition and nondisclosure provisions and will furnish evidence of such commitment to Derma Sciences upon closing hereunder.

       (b)     GeriCare expressly acknowledges and agrees that (i) the temporal and geographic limitations hereinabove contained are reasonable; (ii) this Agreement constitutes a contract for the purchase and sale of business as contemplated by Colorado Revised Statutes § 8-2-113(2)(a); (iii) any breach of any provision of this Section 6.2 would injure Derma Sciences irreparably. Accordingly, Derma Sciences may obtain an injunction against GeriCare restraining any violation of this Section 6.2 without the posting of any bond or the necessity of proving actual monetary loss in addition to any other remedies which might be available to Derma Sciences at law or in equity; and (iv) if the scope of any restriction contained in this Section 6.2 is too broad to permit enforcement of such restriction to its full extent, then such restriction will be enforced to the maximum extent permitted by law and each of the parties hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

        6.2 Further Assurances. GeriCare and Derma Sciences each covenant and agree that each will at any time and from time to time do, execute, acknowledge, and deliver any and all other acts, deeds, assignments, transfers, conveyances, powers of attorney, or other instruments that GeriCare or Derma Sciences, as applicable, deems reasonably necessary or proper to carry out the transactions contemplated hereby.

        6.3 Expenses. Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the party incurring such expenses.

        6.4 Supplemental Disclosure. GeriCare shall give prompt notice to Derma Sciences, and Derma Sciences shall give prompt notice to GeriCare, of: (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of GeriCare or Derma Sciences, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

ARTICLE VII

General Provisions

        7.1 Amendment and Modification. At any time prior to the Closing, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Derma Sciences and GeriCare.

        7.2 Waiver. At any time prior to the Closing, Derma Sciences, on the one hand, and GeriCare, on the other hand, may: (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

        7.3 Investigations. The respective representations and warranties of Derma Sciences and GeriCare contained herein shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

        7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by next-day courier with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, or one day after delivery to a courier for next-day delivery:

      If to Derma Sciences, to:

      Derma Sciences, Inc.
      214 Carnegie Center
      Suite 100
      Princeton, NJ 08540

      If to GeriCare, to:

      GeriCare Providers, Inc.
      109 Inverness Drive East, Unit B
       Englewood, CO 80112

        7.5 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.6 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

        7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the provisions thereof relating to conflicts of law.

        7.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DERMA SCIENCES, INC.

By:	Edward J. Quilty President and Chief Executive Officer

GERICARE PROVIDERS, INC.

By:	Mitch Knutson President

EXHIBIT A

BILL OF SALE

        FOR VALUE RECEIVED, GeriCare Providers, Inc. (“GeriCare”) does hereby sell, convey, assign, transfer and deliver to Derma Sciences, Inc., its successors and assigns, free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind, all of GeriCare’s right, title and interest in and to the following property:

1.	All of GeriCare’s inventory of Genesis Ointment consisting of approximately 11,750 4 oz. tubes with an expiration date (date of latest sale) of not less than 180 days from the date hereof.

2.	The “Genesis” Trademark registered with the United States Patent and Trademark Office, Registration No. 2,184,868 and all goodwill associated therewith.

3.	All of GeriCare’s rights in and related to the Genesis Ointment including, but not necessarily limited to, the formulations, trade secrets, specifications and intellectual property attached hereto.

4.

GeriCare’s customer list, including contact information, for all customers who have heretofore purchased Genesis Ointment on a direct basis together with all end users identified in tracing reports provided by GeriCare’s distributors for the period July, 2002 through June, 2003.

        TO HAVE AND TO HOLD, all such property for Derma Sciences’ own use, benefit and behalf forever.

        IN WITNESS WHEREOF, GeriCare Providers, Inc., by its President thereunto duly authorized, has executed this Bill of Sale this day of August, 2003.

GERICARE PROVIDERS, INC.

By:	Mitch Knutson President